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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of March 5, 2005 between NEOWARE SYSTEMS, INC., a Delaware corporation ("PURCHASER"), ESESIX COMPUTER GMBH, a German limited liability company registered in the commercial register of the lower court of Ingolstadt under HRB 190393 ("SELLER"), and Engelbert Tretter, the majority shareholder of Seller ("MR. TRETTER", each of Mr. Tretter, Seller and Purchaser a "PARTY", and together, the "PARTIES").

                                    RECITALS

         A. Seller is presently engaged in the business of manufacturing, distributing and selling thin client hardware and software products, including, but not limited to products sold under the THINTUNE brand, and including, but not limited to, products listed on SCHEDULE A hereto (the "BUSINESS").

         B. Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller which are attributable to the Business, other than the Excluded Assets (as hereinafter defined), (the "SOLD ASSETS") on the terms and subject to the conditions set forth in this Agreement.

         C. Simultaneously with the Closing (as hereinafter defined), Purchaser intends to grant to its subsidiary Neoware Systems GmbH ("NEOWARE GERMANY") a right to use certain of the Sold Assets for the purpose of operating its business. Seller and Purchaser assume that following the consummation of this Agreement and the grant of the right to use the Sold Assets to Neoware Germany, pursuant to Section 613a of the German Civil Code, the employees of Seller attributed to the Business shall transfer automatically to Neoware Germany.

         D. Following the consummation of the transactions contemplated by the terms of this Agreement, Seller will continue to engage in the Retained Business (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound, the Parties hereto hereby agree as follows:

                                   ARTICLE I
                      PURCHASE, SALE AND TRANSFER OF ASSETS

         1.1 Sale of Assets. Subject to the terms and conditions hereof, Seller hereby sells to Purchaser, free and clear of all Liens and encumbrances, the Sold Assets, all as more specifically described in this Section 1.1, and Purchaser hereby purchases the Sold Assets. The Sold Assets shall include:

                  (a) Tangible Assets. All computers and tools used for manufacturing and for providing services, vehicles, tools and computers operated prior to the Closing by the Transferred Employees, copies of software, files, books and records, and all other tangible personal property owned, held, or used by Seller in connection with the operation of the Business, including without limitation, the assets listed on SCHEDULE 1.1(A) hereto, and except for property excluded under Section 1.5 hereof (the "SOLD TANGIBLE ASSETS");



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                  (b) Governmental Licenses, Permits and Approvals. To the
         extent transferable, all rights and incidents of interest of Seller, to or under all licenses, permits and authorizations (collectively, the "APPROVALS") issued or requested to be issued by any Governmental Entity in connection with the operation of the Business;

                  (c) Intangible Assets. All trademarks, know-how, trade secrets related to the manufacturing of the products of the Business, rights relating to test programs, software and any and all other intangible assets owned by Seller relating to the Business, including, without limitation, the assets listed on SCHEDULE 1.1(C) hereto (the "SOLD INTANGIBLE ASSETS");

                  (d) Sold Contracts. The lease agreements for vehicles listed on SCHEDULE 1.1(D) hereto.

                  (e) Books and Records. Copies of all books, records, documents and files (tangible or electronic), including, without limitation, financial data, customer lists, research and technical information, and reports, sales and purchase records, and marketing and advertising data of Seller relating to the Business or the Sold Assets;

                  (f) Goodwill. The goodwill of the Business, including, but not limited to the customers listed in SCHEDULE 1.1(F) hereto; and

                  (g) Inventory. All raw material, works-in-progress and finished goods inventories relating to the Business listed in SCHEDULE 1.1(G) hereto (the "SOLD INVENTORY").

         1.2 Assumed Liabilities. All warranties in connection with hardware (the "WARRANTIES") in existence (vor oder bis zum Closing entstandene Gewahrleistungsanspruche hinsichtlich Hardware) on the Closing Date with respect to products of the Business sold by Seller on or prior to the Closing Date until the expiration of such Warranties (the "ASSUMED LIABILITIES"); provided, however, that the Warranties are the only liabilities assumed by Purchaser.

         1.3 Transfer of Sold Assets. Seller hereby transfers and assigns to Purchaser the Sold Assets, free and clear of all Liens and encumbrances other than the Assumed Liabilities, effective as of the Closing. Purchaser hereby accepts such transfer.

                  (a) Transfer of Sold Tangible Assets. Seller and Purchaser hereby agree that the possession of movable (beweglich) Sold Assets shall be deemed transferred effective as of the Closing. To the extent any Sold Tangible Asset is in the possession of a third party, Seller assigns and transfers, effective as of the Closing, its claim for return of such Sold Tangible Asset (Herausgabeanspruch) to Purchaser and shall deliver, on the Closing Date, the respective receipts, if any, to Purchaser. To the extent that a third party holds a security interest in any Sold Tangible Asset, whether in the form of a retention of title (Eigentumsvorbehalt) or a chattel mortgage (Sicherungseigentum), notwithstanding its contractual obligation to transfer title to all Sold Tangible Assets to Purchaser free and clear of any Liens, liabilities and obligations, Seller assigns and transfers, effective as of the Closing, its respective contingent

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         rights (Anwartschaftsrechte) to obtain title in such Sold Tangible
         Asset to Purchaser, and Seller shall be obligated to (i) pay and discharge any such Liens, liabilities and obligations, and (ii) ensure that Purchaser will obtain title in such Sold Tangible Asset, all at no cost to Purchaser. With respect to any movable (beweglich) Sold Assets subject to fiduciary transfers of ownership (Sicherungsubereignung), Seller assigns, effective as of the Closing, and Purchaser hereby accepts as discharge of Seller's obligations under this Agreement, all claims of retransfer of title under the security agreement (Eigentumsruckubertragungsanspruche aus der Sicherungsabrede) against the respective owner.

                  (b) Transfer of Sold Intangible Assets. The transfer of the Sold Intangible Assets shall be made by assignment and transfer to Purchaser of any physical documents or materials constituting, or evidencing in any way the existence of the Sold Intangible Assets. If and to the extent the Sold Intangible Assets comprise any tangible property, Seller shall transfer the direct possession to such tangible property to Purchaser or a person designated by Purchaser. To the extent any tangible item of the Sold Intangible Assets is in the possession of a third party, Seller shall assign and transfer, effective as of the Closing, its claim for return of such tangible item of the Sold Intangible Assets (Herausgabeanspruch) to Purchaser, and shall provide Purchaser with such documents and evidence as are necessary for Purchaser to claim the return of such tangible item of the Sold Intangible Assets from such third party.

                  (c) Transfer of Sold Contracts. The transfer and assignment of the Sold Contracts shall be made by way of an assignment and assumption (schuldbefreiende Vertragsubernahme) of the respective Sold Contracts and all rights and obligations thereunder in each case effective as of the Closing Date. To the extent that the assignment of any Sold Contract or license or any claim or right arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall constitute an agreement to assign such Sold Contract, subject only to such consent.

                  Any transfer or assignment to Purchaser by Seller of any interest under any Sold Contract or license that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained, Seller shall continue to use its commercially reasonable efforts to obtain any such approval or consent as soon as practicable until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Sold Contract or license, including performance by Seller, as agent, of all of its rights and obligations, as Purchaser may reasonably direct or approve, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities arising after the Closing Date (and not based on events occurring on or prior to the Closing Date which shall remain the liability of Seller) for the enjoyment of such benefits to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained.

                  Nothing hereunder shall make Purchaser liable for any act, neglect, default or omission in respect of any Sold Contract, license or other agreement or arrangement prior to the Closing Date. From and after the Closing Date until the whole of the benefit and burden of

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         each such Sold Contract or license shall have been assigned to
         Purchaser, Seller shall not terminate or amend any of the Contracts or licenses without Purchaser's written consent. Nothing in this Section 1.3(c) shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Sold Assets nor shall this Section 1.3(c) be deemed to constitute an agreement to exclude from Purchaser any of the Sold Assets described under Section 1.1.

         1.4 Transferred Employees. The Parties agree that the employment agreements of the Transferred Employees (as defined in Section 5.13(a) hereof) (other than Transferred Employees objecting to their transfer) will automatically be transferred as set forth in Section C of the recitals to Neoware Germany pursuant to Section 613a of the German Civil Code as of the Closing.

         1.5 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "EXCLUDED ASSETS") will not be included in the Sold Assets:

                  (a) Tangible Assets. The tangible assets which are not related to the Business.

                  (b) Excluded Product. The network product named AlphaNet or THINTUNE Alpha (the "EXCLUDED PRODUCT").

                  (c) Accounts Receivable. All accounts receivable (Forderungen) of Seller; and

                  (d) Retained Business. All tangible and intangible assets relating to the Retained Business.

         1.6 Retained Liabilities. Excepting the Assumed Liabilities, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the Sold Assets or any other rights, properties or assets used in or associated with the Business at any time, whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to liabilities for Taxes relating to the sale of the Sold Assets, liabilities with respect to any of Seller's employees other than Transferred Employees, and liabilities with respect to Transferred Employees relating to time periods prior to Closing (collectively the "RETAINED LIABILITIES").

                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Purchase Price. Purchaser will pay for the Sold Assets a purchase price in the amount of EUR 6,469,489.23 subject to adjustment as provided in Sections 2.2 (b) hereof (the "PURCHASE PRICE"). The Parties are of the opinion that the transactions contemplated by this Agreement will be considered a sale of a businesses pursuant to Section 1, Para. 1a of the German Code on Value Added Tax (Umsatzsteuergesetz or UStG), and will therefore not be subject to VAT. In the event that Finanzamt Ingolstadt or any other competent tax authority shall have issued a final and binding decision providing that the transaction contemplated by this Agreement is subject to VAT, Purchaser shall pay to Seller

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the applicable VAT plus interest charged by the tax authorities, if any, within one month following the date of the final and binding decision of the tax authorities; provided, however, that Seller notified Purchaser without delay of any threatened and ongoing VAT tax inspection and asserts the opinion that transactions contemplated hereby will not be subject to VAT, and provided Purchaser or its representatives shall have the opportunity to directly contest the position of the tax authorities, and discuss and negotiate with the tax authorities and cooperates with Purchaser if it decides to contest the position of the tax authorities.

         2.2 Payment of Purchase Price.

                  (a) Closing Payment and Escrow. At the Closing (as defined in
         Section 3.1 hereof), Purchaser shall:

                           (i) pay to Seller an amount equal to EUR 5,365,384.60
                  (the "CLOSING PAYMENT") to the bank account of Seller at Volksbank Pfaffenhofen, _____________________; and

                           (ii) deposit into an escrow account (the "ESCROW
                  ACCOUNT") EUR 596,153.84 (the "ESCROW AMOUNT"), to be held and disbursed by Dr. Hans-Joachim Vollrath (or if Dr. Hans-Joachim Vollrath is unable to serve, by another party appointed by Seller and Purchaser), as escrow agent (the "ESCROW AGENT"). The Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount will be subject to set-off for any indemnification claims arising during the six-month period commencing on the Closing Date (the "ESCROW PERIOD"), and as otherwise provided herein and in the Escrow Agreement.

                                The Escrow Agreement shall terminate at the
                  close of business on the last day of the Escrow Period, unless there are any unresolved indemnification or other claims or disputes on such date pursuant to which Purchaser may be entitled to all or a portion of the Escrow Amount. In the event of any such unresolved claims or disputes, the Escrow Agreement will continue in force, but any portion of the Escrow Amount which exceeds the amount for which a claim has been made or a dispute exists shall be released to Seller, except as provided in the Escrow Agreement. Seller's liability for the claims of Purchaser under this Agreement, shall not be limited to the Escrow Amount.

                           (iii) The portion of the Purchase Price of EUR
                  507,950.77 which is allocated to the Sold Inventory (the "INVENTORY PURCHASE Price") shall be paid by Purchaser in accordance with the terms and conditions of the Transitional Supply and Manufacturing Support Services Agreement attached hereto as Exhibit E.

                  (b) Earn-Out.

                           (i) Purchaser shall pay to Seller an additional cash
                  consideration (the "CONTINGENT CONSIDERATION") in an amount equal to $950,000 if the sum of revenues from sales of THINTUNE products listed on SCHEDULE 2.2(B)(I)(1) and Purchaser's thin client products listed on SCHEDULE 2.2(b)(i)(2) by Purchaser during the 2005 calendar year and by

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                  Seller in the time period January 1, 2005 until the Closing
                  Date in Germany, Austria and Switzerland ("DACH"), and Poland, the Czech Republic, Hungary, Slovakia, Slovenia and Russia (together with DACH, the "TERRITORY"; and the "EARN-OUT REVENUES") exceed 2004 calendar year revenues from sales of thin client products listed on SCHEDULE 2.2(B)(I)(2) by Purchaser and the 2004 calendar year revenues of esesix Computer from the sale of THINTUNE products listed on SCHEDULE 2.2(B)(I)(1) in the Territory (the "2004 REVENUES") by $1,000,000.

                           (ii) The amount of the Earn-Out Revenues and 2004
                  Revenues of Purchaser under this Section 2.2(b) shall be calculated (A) pursuant to US GAAP applied consistently with Purchaser's past practice, and Earn-Out Revenues and 2004 Revenues of Seller under this Section 2.2(b) shall be calculated pursuant to the generally accepted accounting principles pursuant to the German Commercial Code applied consistently with Seller's past practice, and (B) using the actual average exchange rate for the quarter that the revenues are reported; provided, however, that all the Earn-Out Revenues and 2004 Revenues of Purchaser and Seller shall be subject to adjustment for credits related to product returns, price adjustments and non-payment of invoices.

                           (iii) Contingent Consideration, if any, payable under
                  Section 2.2(b)(i) shall be payable to Seller within ninety
                  (90) days after the end of the 2005 calendar year. The Parties are in agreement that Seller shall be entitled to payment of Contingent Consideration of $950,000 only if the conditions pursuant to Section 2.2(b)(i) hereto have been satisfied.

                           (iv) Seller and Purchaser shall have the right, at
                  their sole expense, to audit the respective other Party's records related and limited to the performance under Section 2.4(b)(i) as is necessary to verify the amount of Contingent Consideration payable, upon at least ten days prior notice, in a manner not disruptive of the respective Party's business during normal business hours.

                           (v) Each of Seller and Purchaser shall provide the
                  other Party promptly with copies of any information requested by the Party which is reasonably necessary to confirm or verify the 2004 Revenues, the Earn-Out Revenues or any other information or matters addressed in this Section 2.2(b) which are related to the calculation of the Contingent Consideration.

                           (vi) At Closing, Purchaser shall deliver to Seller,
                  and Seller shall deliver to Purchaser, a calculation of its respective 2004 Revenues, adjusted as set forth in Section 2.2(B)(II) hereof. Within sixty (60) days after the Closing, Seller shall have delivered to Purchaser a calculation of its revenues from sales of THINTUNE products listed on SCHEDULE 2.2(B)(I)(1) in the time period January 1, 2005 until the Closing Date. Sixty (60) days following the end of the 2005 calendar year, Purchaser shall deliver to Seller a calculation of the Earn-Out Revenues and of the Contingent Consideration, if any.

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                           (vii) In the event that Purchaser and Seller are
                  unable to agree on the determination of any matter under this
                  Section 2.2(b), either Purchaser or Seller may deliver to the other notice in writing setting forth the disputed items and a proposed resolution of such disputed items (a "DISPUTE NOTICE"). Seller and Purchaser shall endeavor in good faith to resolve any disputed items within thirty (30) days of the receipt of a Dispute Notice. If Seller and Purchaser are unable to resolve all disputed items within such thirty (30) day period, they shall mutually appoint within ten (10) days following the expiration of such thirty (30) day period Ernst & Young (the "ACCOUNTING ARBITRATOR") to resolve the items remaining in dispute (the "DISPUTED ITEMS"). The Accounting Arbitrator shall use all reasonable efforts to provide an opinion as regards all Disputed Items within thirty (30) days following its appointment and the determination of the Accounting Arbitrator in respect of the correctness of each of the Disputed Items shall be conclusive and binding on Seller and Purchaser absent manifest error. The scope of the Accounting Arbitrator's review shall be limited to only the Disputed Items. All fees and expenses of any Accounting Arbitrator selected in accordance with this Section 2.2(b) shall be borne equally by Purchaser and Seller.

                                  ARTICLE III
                                     CLOSING

         3.1 Closing. The transfer of the Sold Assets and the Business and the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall occur automatically immediately after all the Closing Conditions set forth in Section 4.1 hereof have been fulfilled or waived by the Parties pursuant to
Section 4.2 hereof. The date of the Closing shall be the "Closing Date".

         3.2 Seller's Deliveries. On the Date hereof, Seller shall deliver, or cause to be delivered, to Purchaser:

                  (a) Satisfactory evidence that the intellectual property and copy rights licensed by Seller from its Affiliate eSeSIX
         Information-Technologies GmbH are owned by eSeSIX
         Information-Technologies GmbH;

                  (b) a copy of the Escrow Agreement duly executed by Seller;

                  (c) a copy of the Distribution Agreement duly executed by Seller;

                  (d) a copy of the Transitional Supply and Manufacturing Support Services Agreement duly executed by Seller;

                  (e) an agreement duly executed by Seller and eSeSIX Information-Technologies GmbH terminating the license agreement of January 15, 2004 between eSeSIX Information-Technologies GmbH and Seller;

                  (f) signed consent to the transfer of the trademark "THINTUNE" and "Jstream" as well as of all domains listed on SCHEDULE 1.1(C) hereto to Purchaser addressed to the relevant authorities;

                  (g) the calculation of the 2004 Revenues of Seller; and

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                  (h) a copy of the License Agreement duly executed by Seller.

         3.3 Purchaser's Deliveries. On the date hereof, Purchaser shall deliver, or cause to be delivered, or transfer to Seller:

                  (a) the Closing Payment per wire transfer of immediately available funds to the bank account of Seller pursuant to Section 2.2
         (a) (i) hereof;

                  (b) the Escrow Amount per wire transfer of immediately available funds to the Escrow Account;

                  (c) a copy of the Escrow Agreement duly executed by Purchaser;

                  (d) a copy of the Distribution Agreement duly executed by Purchaser;

                  (e) a copy of the Transitional Supply and Manufacturing Support Services Agreement duly executed by Purchaser;

                  (f) the calculation of the 2004 Revenues of Purchaser; and

                  (g) a copy of the License Agreement duly executed by Purchaser.

                                   ARTICLE IV
                               CLOSING CONDITIONS

         4.1 Conditions Precedent. The Closing shall occur when each of the following conditions ("CLOSING CONDITIONS") have been fulfilled:

                  (a) The Austrian Share Purchase Agreement has been duly executed by the parties thereto and notarized by a notary public;

                  (b) Seller, Purchaser and the Escrow Agent have entered into the Escrow Agreement;

                  (c) Seller and Purchaser have entered into the Distribution Agreement;

                  (d) Seller and Purchaser have entered into the Transitional Supply and Manufacturing Support Services Agreement;

                  (e) the Closing Payment has been credited to the bank account as specified in Section 2.2 (a)(i) hereof; and

                  (f) the Escrow Amount has been credited to the Escrow Account.

         4.2 Waiver of Closing Conditions.

                  (a) The Closing Conditions set forth in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) hereof may be waived by Purchaser; and

                  (b) the Closing Condition set forth in Section 4.1(e), and 4.1(f) may be waived by Seller.

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                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF SELLER AND MR. TRETTER

         Seller and Mr. Tretter hereby jointly and severally represent and warrant to Purchaser, in the form of an independent guarantee (selbstandiges Garantieversprechen pursuant to Section 311 of the German Civil Code), as of the Closing Date that:

         5.1 Organization. Seller is duly organized and existing under the laws of Germany. The articles of association of Seller, attached hereto as SCHEDULE
5.1 (I), are presently valid and in force and no changes have been resolved until the Closing Date. SCHEDULE 5.1 (II) is a true, correct, current, and complete copy of the commercial register extracts relating to Seller.

         5.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller. The execution by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller have been duly authorized by all necessary action on the part of Seller's corporate bodies and, if applicable, holders of the Seller's indebtedness. This Agreement has been duly executed by Seller and, assuming the due execution of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         5.3 No Restrictions Against Sale of the Assets. The execution of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, (A) the articles of association or bylaws of Seller, or
(B) any Legal Requirement to which Seller or any of the Sold Assets is subject, or (ii) result in the creation or imposition of any Liens in favor of any third person or entity upon any of the Sold Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

         5.4 Sold Assets.

                  (a) Seller has good, marketable and exclusive title to all of the Sold Assets and the valid and enforceable power and unqualified right to use, sell and transfer to Purchaser, the Sold Assets.

                  (b) After Closing, Purchaser will have good, marketable and exclusive title to the Sold Assets, free and clear of all Liens, except for Liens listed or described on SCHEDULE 5.4 (B).

                  (c) Except as set forth in SCHEDULE 5.4(C), no Person, other than Seller, has any rights or interests in the Sold Assets or the Business.

                  (d) The Sold Assets include all of the assets, property and rights, tangible or intangible, required by Purchaser to operate the Business, as operated by Seller as of December 31, 2004 and immediately prior to Closing, and to produce, sell, distribute, maintain, design, enhance and license, and design and develop derivatives of, the products of the Business, or derivatives thereof.

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

                  (e) All items of the Sold Inventory are in good operating condition and of a quality usable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected in the Financial Statements according to the generally accepted accounting principles pursuant to the German Commercial Code for obsolete, excess, slow moving and other irregular items. All cost for items of the Sold Inventory listed in Schedule 1.1(g) hereof are the actual costs incurred.

         5.5 Intellectual Property.

                  (a) Title. SCHEDULE 5.5 (A) (I) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business (the "OWNED INTELLECTUAL PROPERTY"). Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, including all Intellectual Property rights, free and clear of any Liens (except as set forth on SCHEDULE 5.5(A) (II)) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Except as set forth in SCHEDULE 5.5(A) (II), the Sold Intangible Assets comprise all of the Intellectual Property and Intellectual Property rights used in and/or necessary to the conduct and operation of the Business as being conducted by Seller as of December 31, 2004 and immediately prior to Closing.

                  (b) Development. Other than "shrink-wrap" and similar widely available binary code and commercial end-user licenses, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Seller for which Seller has, directly or indirectly, paid, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property and its further development, and associated Intellectual Property rights to the existing Intellectual Property and its future development by operation of law or by valid assignment.

                  (c) Transfer. Except as set forth on SCHEDULE 5.5 (C), immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property, free and clear of any Liens (except as set forth on SCHEDULE 5.5 (A)(II)) and on the same terms and conditions as in effect prior to the Closing.

                  (d) No Infringement. The operation of the Business does not, and will not, when conducted by Purchaser, infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Seller has not received any notice from any Person claiming that such operation or any act, product, technology or service of Seller infringes or misappropriates the intellectual property of any Person (nor does Seller have Knowledge of any claims or any basis therefor). There have been no assertions to Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller's Knowledge, none of the Intellectual Property is being infringed or otherwise used or available for use, by any other Person.

                  (e) Licensing Arrangements. SCHEDULE 5.5 (E) sets forth all agreements, arrangements or laws (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on SCHEDULE 5.5(E) (A) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the Knowledge of Seller after due inquiry, by any other party thereto, and (B) are free and clear of all Liens. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such arrangements and agreements. Seller has delivered to Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on
         SCHEDULE 5.5 (E). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

                  (f) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Knowledge of Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of Seller in respect of any Intellectual Property, (ii) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth in SCHEDULE 5.5(F), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on SCHEDULE 5.5(F). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of Seller. There are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

                  (g) Due Registration, Etc. To the extent deemed necessary or appropriate by Seller, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the relevant Patent and Trademark Office, Copyright Office or such other filing offices, domestic or foreign, and Seller has taken such other reasonable steps to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect. Seller has no Knowledge of any necessary steps to protect the Intellectual Property which have not been taken, which if not taken would jeopardize Seller's rights to the Intellectual Property. In each case in which Seller has acquired any Intellectual Property related to the Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to Seller and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded each such assignment with the relevant governmental authorities.

                  (h) Use of Name and Mark. SCHEDULE 5.5(H) lists all names and marks presently used in the Business and, except as separately set forth in SCHEDULE 5.5(H), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the names and marks in the conduct of the Business as carried on by Seller prior to Closing or as such Business may be extended by Purchaser.

                  (i) Protection of Information. Except as disclosed on SCHEDULE
         5.5 (I), Seller has taken reasonable steps to protect Seller's rights in Seller's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information/confidentiality agreement and all current and former employees and consultants of Seller engaged in the Business have executed such an agreement.

                  (j) Effect of Agreement. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser expressly, by operation of law or otherwise, of any contracts or agreements, will result in (i) Purchaser or Seller granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, or (ii) Purchaser being bound by, or subject to, any non-competition or other Material restriction on the operation or scope of its businesses.

         5.6 Principal Customers and Suppliers.

                  (a) SCHEDULE 5.6(A) contains a true and complete list of the name and address of each customer that purchased in excess of 5% of Seller's sales of goods or services of the Business during the twelve months ending on December 31, 2004, and since that date, no such customer has terminated its relationship with or adversely curtailed its purchases from Seller or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases;

                  (b) SCHEDULE 5.6(B) contains a true and complete list of each supplier from whom Seller purchased in excess of 5% of Seller's purchases of goods or services of the Business during the twelve months ending on December 31, 2004, and since that date, no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to Seller or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services;

                  (c) Except as set forth on SCHEDULE 5.6(C), Seller is not involved in any claim or controversy with any of the customers or suppliers who are listed on SCHEDULE 5.6(A) or SCHEDULE 5.6(B) and neither Seller, nor any of its customers or suppliers is in default with respect to its obligations pursuant to contracts in place between the respective parties.

         5.7 Product Warranties. Except as set forth in SCHEDULE 5.7, (i) Seller has not given warranties related to products of the Business sold prior to Closing, whether express or implied, written or oral, and (ii) there are no pending or threatened claims with respect to any Warranty, and, to Seller's knowledge, Seller has no liability with respect to any Warranty, whether known or unknown, absolute, accrued, contingent or otherwise and regardless whether it became or will become due before, on , or after Closing.

         5.8 Financial Statements.

                  (a) SCHEDULE 5.8(A) hereto contains true and complete copies of the unaudited financial statements of Seller at December 31, 2002, 2003, and 2004, including the related balance sheet, profit and loss statement, cash flow statement and notes for the years then ended (the "FINANCIAL STATEMENTS").

                  (b) The Financial Statements fairly present, in all material respects, the financial condition, the assets and liabilities and results of operation of Seller, the Business and the Retained Business as of the dates indicated therein and the results of operations and changes in the financial position of Seller and the Business for the periods specified therein, have been prepared in conformity with generally accepted accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) applied on a consistent basis during the periods covered thereby and prior periods (except in each case as stated therein). All actual liabilities have been accounted for in the Financial Statements, and adequate accruals have been made for uncertain liabilities or threatened losses.

                  (c) Seller has no liabilities or obligations which would be required under the accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) to be reflected on the balance sheets of Seller as of the Closing Date, except for liabilities and obligations (i) reflected or reserved against in the Financial Statements, (ii) incurred or arising in the Ordinary Course of business since January 1, 2005, (iii) incurred or arising other than in the Ordinary Course of business since January 1, 2005 and not, individually or in the aggregate, Material, or (iv) described on SCHEDULE 5.8(C). Seller has no threatened liabilities or obligations arising in connection with the Sold Assets or the Sold Contracts, which liabilities or obligations are not required to be reflected in the balance sheet, i.e., are not "bilanzierungsfahig".

                  (d) SCHEDULE 5.8(D) contains true and complete schedules of
         (i) Seller's revenues by product lines for the years ended December 31, 2003 and 2004, (ii) revenues and direct costs of the Business for the year ended December 31, 2004, and (iii) revenues and margins of the Business by product line and customers for the years ended December 31, 2003 and 2004.

         5.9 Operation of the Business. Except as set forth in SCHEDULE 5.9, (i) Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller, and (ii) no part of the operation of the Business is operated by or through any entity other than Seller.

         5.10 Operation of the Business Since December 31, 2004. Except as described on SCHEDULE 5.10, since December 31, 2004, Seller has conducted the operation of the Business in the Ordinary Course, and no change has occurred which Materially and adversely affects the Sold Assets or the condition (financial or otherwise), results of operations or prospects of the Business, nor, to Seller's Knowledge, have any events occurred, nor do there exist any circumstances which might reasonably be expected to result, either before or after the Closing Date, in any such change.

         5.11 Income and Other Taxes. Except as set forth on SCHEDULE 5.11:

                  (a) All Tax Returns required to be filed through and including the Closing Date in connection with the operations of the Seller's business are true, complete and correct in all respects and have been properly and timely filed, including any extensions of time within which to file any Tax Return, which have been timely filed. No Liens have been imposed on or asserted against any of the Sold Assets as a result of or in connection with any failure to pay any Taxes;

                  (b) All Taxes required to be paid or withheld and deposited through and including the Closing Date in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

                  (c) Seller is not currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business, or the Sold Assets, and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

         5.12 Employee and Labor Matters.

                  (a) SCHEDULE 5.12 (A) hereto sets forth a complete and accurate list of all employees (as defined in accordance with applicable civil, labor, social security or tax laws) of Seller and its Affiliates attributed to the Business, including directors and officers, part-time employees, employees from temporary employment agencies, employees with pending employment agreements or with employment agreements with a fixed term, or freelancers (collectively referred to as the "TRANSFERRED EMPLOYEES").

                  (b) Except for the Transferred Employees, no employees or other individuals related to the business of Seller and/or its Affiliates are considered material to operate the Business nor will transfer, by operation of law or otherwise, following the consummation of this Agreement to the Purchaser or any of its Affiliates.

                  (c) There is no litigation pending or threatened that involves any Transferred Employee. There is no material matter under discussion between Seller and any labor union, works council, or other body of employee representation, nor is there, any strike or work stoppage relating to the employees of Seller or the Business, and no such strike or work stoppage has been threatened. SCHEDULE 5.12(C) sets forth each collective bargaining agreement (Tarifvertrag), shop agreement (Betriebsvereinbarung), company practice (betriebliche Ubung), collective promise (Gesamtzusage), or other contract and agreement with any labor union, works council, or other body of employee representation relating to the Transferred Employees or otherwise applicable to the Transferred Employees.

                  (d) All Transferred Employees have been duly remunerated in compliance with all applicable provisions of Law, the relevant employment contracts and applicable company's policies. Seller has paid all the remuneration for each of the Transferred Employees for work performed before and on the Closing Date, including, but not limited to the monthly salaries, overtime compensation, and all other compensation attributable to time periods prior to Closing.

                  (e) SCHEDULE 5.12(E) lists every variable compensation, stock option, severance pay, vacation, bonus, or other incentive plan, and any other written or unwritten employee program, agreement, or arrangement relating to health, pension, life and other insurance, or any other employee benefit plan, currently or previously adopted, maintained, sponsored or contributed by Seller or any Affiliate of Seller for the benefit of any of the Transferred Employees under which any of the Transferred Employees are eligible to participate, or in connection with which Seller or any of its Affiliates have or may have a contingent or non-contingent liability (collectively, the "BENEFIT PLANS"). SCHEDULE 5.12(E) includes the names of Transferred Employees or other Persons who are or may be entitled to participate in, or receive benefits under, any Benefit Plan and the scope and amount of the respective benefit thereunder.

                  (f) Any contributions required to be made by Seller or any of its Affiliates to pension, social, medical or other insurance for the Transferred Employees have been made, including contributions for all individuals categorized by Seller as independent, or as employed by any of its Affiliates, but who would be considered pursuant to applicable Law as employee transferring to Purchaser or any of Purchaser's Affiliates.

                  (g) There are no liabilities of Seller or of any of its Affiliates with respect to the Benefit Plans, whether absolute, accrued, contingent, or otherwise, other than those set forth in
         SCHEDULE 5.12 (G) (I). The consummation of the transactions contemplated by this Agreement will not entitle any Transferred Employee to any payment or compensation, or accelerate the time of payment of same, or increase the amount of any compensation due to any Transferred Employee. Except as set forth in SCHEDULE 5.12 (G) (II), in the six months prior to Closing, there has been no increase of salaries or of other compensation of any of the Transferred Employees.

                  (h) All liabilities or obligations for pensions and other benefits including, without limitation, Christmas or other bonuses, allowances, and payments for early retirement (Altersteilzeit), are fully reflected and accrued for in the Financial Statements. All of the pension liabilities of Seller and of its Affiliates related to Transferred Employees are funded and all premiums for the funding are paid until the Closing Date.

         5.13 Compliance with Law. Through and including the Closing Date, Seller (i) has not violated or operated the Business in violation of, and has not used the Sold Assets in violation of, any Legal Requirement, (ii) to Seller's Knowledge, has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

         5.14 Governmental Approvals. To the best of Seller's Knowledge, Seller possesses, and is operating in compliance with, all approvals Material to the operation of the Business.

         5.15 No Litigation. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or Action pending or, to Seller's Knowledge, threatened, against Seller relating to or affecting the Business or the Sold Assets or affecting Seller's ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.

         5.16 Transactions with Affiliates. Except as set forth on SCHEDULE 5.16, there are no written or oral contracts or agreements between Seller and its Affiliates relating to the Business.

         5.17 No Insolvency, Liquidation or Winding-Up.

                  (a) No order has been made or petition presented, or resolution passed for the insolvency, winding-up or liquidation of Seller, and there is no outstanding: (i) petition or order for the insolvency, liquidation or winding-up of Seller; (ii) appointment of an insolvency administrator over the whole or part of the undertaking of assets of Seller; (iii) petition or order for administration of Seller;
         (iv) voluntary arrangement between Seller and any of its creditors; or
         (v) unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Sold Assets.

                  (b) There are no circumstances which would entitle any Person to present a petition for commencement of insolvency procedure, the winding-up or administration of Seller or to appoint an insolvency administrator or receiver over the whole or any part of the assets of Seller.

                  (c) Seller is not deemed unable to pay its debts within the meaning of applicable law.

                  (d) Operations of Seller have not been terminated.

                  (e) Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement will not have any such effect.

         5.18 Relevant Information. The information with respect to Seller, its Affiliates and the Business made available to Purchaser by Seller prior to Closing was complete and accurate and constitutes all information relevant and necessary for the evaluation of the Business.

         5.19 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         5.20 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller, in the form of an independent guarantee (selbstandiges Garantieversprechen pursuant to Section 311 of the German Civil Code), as of the Closing Date that:

         6.1 Organization and Good Standing. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.2 Execution. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

         6.3 No Conflicts. The execution and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Certificate of Incorporation or By-laws of Purchaser.

                                  ARTICLE VII
                                   COVENANTS

         7.1 Currency Exchange Rate. Excepting as set forth in Section 2.2(b)(ii) hereof, for all purposes under this Agreement, the Parties shall deem that the currency exchange rate between Euro and US Dollars is 1 EUR = 1.30 $.

         7.2 Website. Seller shall provide a prominent link, with the content approved by the Purchaser, from the main page of Seller's web site (or any successor web site), from the products page and such other pages as Purchaser may reasonably request, to Purchaser's web site at www.neoware.com for a two-year-period commencing on the Closing Date.

         7.3 Non-Solicitation. Mr. Tretter and Seller agree that they shall not indirectly or directly solicit, divert or hire away, or indirectly or directly attempt to solicit, divert, or hire away, any customers or any person employed by Purchaser or its Affiliates, except that Seller may hire Martin Niemer in the event the employment agreement of Martin Niemer with Neoware Germany shall terminate.

         7.4 Sufficiency of Sold Assets. Following the Closing, if Seller or Purchaser determines that Seller has failed to transfer to Purchaser any tangible or intangible assets or Contracts pertaining to the Business, including but not limited to properties or rights, and/or any assets necessary for Purchaser to operate the Business as operated by Seller prior to Closing (excepting the Excluded Assets) Seller shall promptly take all actions as shall be necessary, or otherwise reasonably requested by Purchaser, to transfer such assets, properties and rights to Purchaser, at no cost for Purchaser.

         7.5 Purchaser's Warranty Obligations. Purchaser shall assume responsibility for, and shall bear the cost of complying with, all Warranties in existence on the Closing Date with respect to the hardware part of the products of the Business sold by Seller on or prior to the Closing Date until the expiration of such Warranties. Purchaser agrees to provide all services required to correct, repair or replace products or parts thereof covered by the Warranties in accordance with the terms of the Warranties.

         7.6 Non-competition. For a period of four years from the Closing Date, Seller and Mr. Tretter shall not conduct any activity directly or indirectly competing with Purchaser and/or its Affiliates in the Business. In particular, Seller and Mr. Tretter shall not conduct, establish acquire, hold, finance or support, directly or indirectly, any business which would directly or indirectly compete with Purchaser and/or its Affiliates in the Business, or acquire, hold, or finance a participation in such a business, or advise or be employed by such a business; provided, however, that (i) the activities of Seller required to fulfil its obligations under the Distribution Agreement, the Transitional Services and the Transitional Supply and Manufacturing Support Services Agreement, and (ii) the activities of Seller in connection with the Excluded Product pursuant to Section 7.12 or in connection with the Retained Business hereof shall not be considered as competing activities. This Section 7.6 shall not apply to the acquisition of less than 1 % of the shares of companies listed on a public stock exchange. In the event of breach of this non-competition restriction by Seller and/or Mr. Tretter, each of Seller and Mr. Tretter shall pay to Purchaser for each occurrence a contractual penalty of USD 1,000,000.

         7.7 Necessary Information and Access. Until December 31, 2005, Purchaser shall have the right to audit at its own expense Seller's financial statements and books and records covering the time period January 1, 2005 until the Closing Date. Seller shall provide access to its books and records solely for the purpose of conducting the audit to an accountant appointed by Purchaser during its business hours.

         7.8 Confidentiality.

                  (a) The Parties understand and agree that all Proprietary Information (as defined below) shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own proprietary information to prevent disclosure, use, or publication of the disclosing Party's or its Affiliates' Proprietary Information. Proprietary Information of the originating Party or its Affiliates shall be held confidential by the receiving Party unless it is or has been:

                           (i) obtained legally and freely from a third party
                  without restriction as to the disclosure of such information;

                           (ii) made available by the disclosing Party or its
                  Affiliates for general release independent of the receiving Party or its Affiliates;

                           (iii) made public as required by applicable Laws,
                  court proceedings, or stock exchange regulations; or

                           (iv) within the public domain or later becomes part
                  of the public domain as a result of acts by someone other than the receiving Party or its Affiliates, and through no fault or wrongful act of the receiving Party or its Affiliates.

                  (b) A receiving Party may disclose Proprietary Information of a disclosing Party or its Affiliates to directors, officers, employees and agents of the receiving Party, including their respective brokers, lenders, insurance carriers, or prospective purchasers who have specifically agreed in writing to nondisclosure in accordance with the terms and conditions hereof. Any disclosure of Proprietary Information required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its Affiliates or agents of the foregoing provisions shall entitle the disclosing Party or its Affiliates, at its option, to obtain injunctive relief without showing of irreparable harm or injury and without bond. The provisions of this Section 7.8 will be effective until the later of (i) the termination date of the Distribution Agreement between Seller and Purchaser, (ii) the termination date of the Transitional Supply and Manufacturing Support Services Agreement between Seller and Purchaser, or (iii) the fifth anniversary of the Closing Date.

         7.9 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same. The costs of the notarization of this deed shall be shared by Seller and Purchaser at equal parts.

         7.10 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, and Mr. Tretter shall take or cause to be taken all such necessary or convenient action and execute and file, or cause to be executed and filed, all necessary or convenient documentation.

         7.11 Seller-Assumed Support Services. Notwithstanding any other provision herein to the contrary, Seller shall assume, commencing at the Closing, all obligations and liabilities of any nature whatsoever arising out of, relating to, or in connection with the matters set forth in this Section 7.11.

                  (a) For the three-month period commencing on the Closing Date, Seller shall have the responsibility for and shall bear the cost of providing engineering and technical support services, access to Seller's key personnel and documentation, introductions to vendors and customers and other similar support (the "TRANSITIONAL SERVICES") to assist Purchaser with respect to the manufacturing, distribution and sales of the Products, as set forth in EXHIBIT D hereto, which are services in addition to the services and activities contemplated by the Transitional Supply Agreement and the Distribution Agreement and at no additional cost to Purchaser. Services provided by Seller under this
         Section 7.11(a) shall be consistent, in all material respects, with the quality and manner of performance of similar services provided by or made available to support the products of the Business in connection with Seller's operations prior to the Closing Date. Seller shall use business practices, standards and internal controls that are substantially the same as those used by Seller prior to the Closing Date and consistent with past practices, with only such changes as are agreed to between Seller and Purchaser.

                  (b) Seller shall designate at least one contact person within Seller's organization who is knowledgeable and experienced in the design, workings, capabilities and use of the products of the Business who will be responsible for initially responding to inquiries relating to the support services to be provided on behalf of Purchaser.

         7.12 Sale of Excluded Product. Seller shall have the right to continue to distribute and sell the Excluded Product listed in SCHEDULE 7.12; provided, however that Seller shall not be permitted to enhance or replace the Excluded Product with a new product unless the new product is purchased from Purchaser. Seller shall be prohibited to use the name THINTUNE in connection with the Excluded Product or any other product.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival.

                  (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller contained in this Agreement or in any exhibit or schedule hereto shall survive the Closing; provided, however, that
         (i) the representations and warranties contained in Sections 5.1, 5.2,
         5.3 and 5.6, and the related claims for indemnification, shall survive until the fifth anniversary of the Closing Date; (ii) the representations and warranties contained in Section 5.12, and the related claims for indemnification, shall survive six months from the time the relevant Tax assessments become final and binding (bestandskraftig), and (iii) all other representations and warranties of Seller and Purchaser, and related claims for indemnification, shall survive until the second anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any claim made prior to the expiration of the applicable survival period. The agreements and covenants contained in this Agreement shall survive the Closing Date indefinitely or in accordance with their terms, if any.

                  (b) The expiry period for any remedies of Purchaser shall be interrupted pursuant to Sections 203 et seq. of the German Civil Code by timely written demand for fulfillment.

         8.2 Indemnification.

                  (a) Seller and Mr. Tretter shall jointly and severally (Gesamtschuldnerisch) be liable to defend, indemnify and hold harmless Purchaser and its Affiliates from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; or (ii) the failure of Seller and/or Mr. Tretter to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller or Mr. Tretter, pursuant to this Agreement or the Transitional Supply Agreement. In the event of any breach or non-performance of any representations and warranties or covenants by Seller and/or Mr. Tretter, Seller and Mr. Tretter shall be jointly and severally liable for putting Purchaser and its Affiliates into the same position that they would have been in had the respective representation and warranty or covenant not been breached or been performed (Naturalrestitution), or, at the election of Purchaser, to pay damages for non-performance (Schadenersatz wegen Nichterfullung); provided, however, that, excepting the obligations of Mr. Tretter pursuant to Sections 7.3, 7.6 and 7.8 hereof, in the event that Seller and Mr. Tretter are liable to pay damages under this Agreement, the liability of Mr. Tretter for Damages shall be limited to 60 % of each Damage.

                  (b) Purchaser covenants and agrees to defend, indemnify and hold harmless Seller from and against any Damages arising out of or resulting from the failure of Purchaser to perform or observe the covenants contained in Section 2.2(b) hereof.

         8.3 Procedures. If either Party seeks indemnification under this
Article VIII, it shall give notice ("CLAIM NOTICE") to the other Party of the basis of the claim (the "CLAIM") (i) within a reasonable time after discovery of the facts, and (ii) in any event, within the time periods set forth in Section 8.1, provided that the failure to give such notice shall not relieve the indemnifying Party of any liability hereunder except to the extent that the indemnified Party is materially adversely prejudiced by such failure. The indemnifying Party shall give notice to the indemnified Party within thirty (30) days after receipt of the notice requested by this Section 8.3 advising whether it (i) acknowledges its obligation to indemnify the indemnified Party, or (ii) disputes its obligation to indemnify the indemnified Party. If the indemnifying Party acknowledges its indemnification obligation with respect to the Claim, and
(i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a Party to this Agreement (a "THIRD PARTY CLAIM"), the indemnifying Party shall have the right to defend or settle such Third Party Claim subject to the terms and conditions of Section 8.4 hereof, or (ii) if such Claim is not a Third Party Claim, the indemnified Party shall be entitled to immediate satisfaction of such Claim. If the indemnifying Party does not notify the indemnified Party within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of the indemnifying Party, and the indemnifying Party shall pay the amount of the Claim on demand by the indemnified Party, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If the indemnifying Party disputes the Claim in a timely manner as set forth herein, the indemnifying Party and the indemnified Party shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to resolve the dispute as set forth in Section 9.5 hereof.

         8.4 Third Party Claims.

                  (a) The indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel satisfactory to the indemnified Party, and at the indemnifying Party's expense, the settlement or defense of a Third Party Claim, and the indemnified Party shall cooperate with the indemnifying Party in connection therewith, provided that (i) the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the indemnifying Party, and (ii) the indemnifying Party shall not settle any Third Party Claim without the indemnified Party's consent. So long as the indemnifying Party is vigorously contesting any such Third Party Claim in good faith, the indemnified Party shall not pay or settle such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the indemnifying Party assumes control of such defense, and there exists a conflict of interest between the interests of the indemnifying Party and those of the indemnified Party with respect to such Third Party Claim, the indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to the indemnified Party shall be paid by the indemnified Party.

                  (b) If the indemnifying Party does not notify the indemnified Party within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, the indemnified Party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of the indemnifying Party; provided that the indemnified Party shall notify the indemnifying Party of any compromise or settlement of any such Third Party Claim.

                  (c) Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by the Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and/or which, if successful, would adversely affect the Sold Assets, the Business, or the properties or prospects of the Business.

         8.5 Tax Matters. Seller shall indemnify and hold Purchaser and its Affiliates harmless from and against any and all Taxes which are or may become due or are claimed from Purchaser or any of its Affiliates with respect to business activities of Seller or its Affiliates for any Pre-Closing Tax Period. If the indemnification payment by Seller is considered, by any applicable Law, income of Purchaser or its respective Affiliate, or is otherwise subject to any Taxes payable by Purchaser or its respective Affiliate, Seller shall, upon the first written demand of Purchaser, pay such additional amounts as may be necessary to ensure that, after the payment of such Taxes by Purchaser or its respective Affiliate on Seller' initial indemnification payment (and all payments of Taxes to be made by Purchaser or its respective Affiliate with respect to the payment of any and all such additional amounts by Seller), Purchaser or its respective Affiliate receives the net amount equal to the full amount they would have received had no Taxes been imposed on account of Seller' initial indemnification payment, or any payment of any such additional amounts, by Seller.

         8.6 Limitation on Amount.

                  (a) Seller and Mr. Tretter shall not be liable for claims made under this Article VIII until the aggregate amount of the Damages incurred by Purchaser shall exceed $50,000, in which event the indemnification obligations of Seller and Mr. Tretter shall apply to the amount of all claims made under this Article VIII; provided, however, that Seller and Mr. Tretter shall not be liable in the aggregate pursuant to this Article VIII for an amount in excess of EUR 5,961,538.46, plus the amount, if any, of the Contingent Consideration paid to Seller.

                  (b) The liability of Seller and of Mr. Tretter in connection with his obligations pursuant to Section 7.6 and 7.8 hereof shall not be subject to any limitations.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally (including by overnight express or messenger), upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (iii) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the Parties at the following addresses:

                  (a) If to the Purchaser, addressed to:

                      Neoware Systems, Inc.
                      400 Feheley Drive
                      King of Prussia, Pennsylvania 19406
                      Attention: Michael G. Kantrowitz, Chairman and
                                 Chief Executive Officer
                      Facsimile: (610) 275-5739

                      With a copy to:

                      McCausland, Keen & Buckman
                      Radnor Court, Suite 160
                      259 N. Radnor-Chester Road
                      Radnor, Pennsylvania 19087
                      Attention: Nancy D. Weisberg, Esquire
                      Facsimile: (610) 341-1099

                      With a copy to:

                      Jones Day
                      Prinzregentenstrasse 11
                      80538 Munich
                      Germany
                      Attention: Adriane U. Sturm, Esquire
                      Facsimile: (49) (89) 2060-42293

                  (b) If to Seller, addressed to:

                      eSeSIX Computer GmbH
                      Sperl-Ring 2
                      85276 Pfaffenhofen
                      Germany
                      Attn: Engelbert Tretter, Managing Director
                      Facsimile: (49) (8441) 279 101

                      With a copy to:

                      Franz Brunner
                      Sperl-Ring 4
                      85276 Pfaffenhofen
                      Germany
                      Facsimile: (49) (8441) 890 299

                  (c) If to Mr. Tretter, addressed to:

                      Engelbert Tretter
                      Zum Staberl 2
                      85276 Pfaffenhofen
                      Germany

         9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of laws provisions.

         9.3 Controlling Language. The English language version of this Agreement shall be controlling in all respects; provided that where a German term has been inserted in parentheses and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

         9.4 Conflicts. If and to the extent a conflict arises between the contents of this Agreement and any document or agreement entered into in connection with this Agreement, the terms of this Agreement shall prevail.

         9.5 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be brought forth by the Parties on their respective behalf and on behalf of their respective Affiliates, and shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC RULES") by three arbitrators appointed in accordance with the ICC Rules in effect at the time of application. The language of the arbitral proceedings shall be English. The place of arbitration shall be Munich.

         9.6 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the Parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the Parties with respect to such subject matter.

         9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that Seller shall not directly or indirectly transfer or assign any of Seller's rights or obligations hereunder in whole or in part without the prior written consent of Purchaser. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the Parties hereto and their permitted successors and assigns.

         9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

         9.9 Recitals, Schedules, Exhibits and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

         9.10 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

         9.11 Amendments and Supplements. This Agreement may be amended or supplemented or the performance of a provision hereof waived only by an instrument in writing executed and delivered by a duly authorized director or officer or attorney-in-fact of each of the Parties hereto, including any amendment to this provision. If required by applicable Laws, such amendment, supplement or waiver shall be notarized.

         9.12 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding, unless to do so would alter substantially the intended effect of this Agreement, in which case the remaining provisions or portions of this Agreement shall be read together so as to give effect to the extent possible to the intentions of the Parties. In the event the Parties hereto inadvertently did not address certain issues in this Agreement which subsequently become relevant (Vertragslucke), the unaddressed issue shall be handled so as to give effect to the extent possible to the intentions of the Parties as reflected in this Agreement.

The Parties agree that with notarization of this Agreement, the condition precedent set forth in Section 4.1(a) of the Austrian Share Purchase Agreement has been fulfilled.


The notary has informed the persons appearing that (i) the parties represented by them are jointly liable for the costs of the notarization of this purchase agreement deed, and (ii) he has not advised on tax matters.

This deed, including the attachments (Anlagen) EXHIBIT A, EXHIBIT B, EXHIBIT C together with its addenda (only as far they bear the remark "read-out" by the notary), EXHIBIT D, EXHIBIT E (together with Attachments C through F), and EXHIBIT F thereto, was read aloud to the parties by the acting notary. As far as reading aloud was not mandatory according to Section 14 of the German Code of Recording (Beurkundungsgesetz) (i.e., attachments not mentioned explicitly above), the parties declare that they have acknowledged the contents of these attachments and they waive to have these attachments read aloud by the notary. Instead of being read aloud, these attachments were signed by the parties on each page.

This deed was approved by the persons appearing and executed by the persons appearing and the notary each with their own hand on the date first written above.


IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                         NEOWARE SYSTEMS, INC.

                                          By:    /s/ Keith D. Schneck
                                                 ------------------------------
                                          Name:  Keith D. Schneck
                                                 ------------------------------
                                          Title: Chief Financial Officer
                                                 ------------------------------

                                         ESESIX COMPUTER GMBH

                                          By:    /s/ Engelbert Tretter
                                                 ------------------------------
                                          Name:  Engelbert Tretter
                                                 ------------------------------
                                          Title: Managing Director
                                                 ------------------------------

                                         ENGELBERT TRETTER

                                          By:    /s/ Engelbert Tretter
                                                 ------------------------------

                                    EXHIBIT A

                                   DEFINITIONS

         Unless otherwise defined herein or the context otherwise requires, the terms defined in this EXHIBIT A shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement.

         "2004 REVENUES" shall have the meaning as set forth in
Section 2.2(b)(i) hereof.

         "ACCOUNTING ARBITRATOR" shall have the meaning as set forth in
Section 2.2(b)(vi) hereof.

         "ACTION" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "AFFILIATE" shall mean "verbundenes Unternehmen," as defined in Sections 15 et seq. of the German Stock Corporation Act (AktG).

         "AGREEMENT" shall mean this Asset Purchase Agreement, together with all schedules and exhibits hereto.

         "APPROVAL" shall have the meaning as set forth in Section 1.1(c) hereof.

         "ASSUMED LIABILITIES" shall have the meaning as set forth in
Section 1.2 hereof.

         "AUSTRIAN SHARE PURCHASE AGREEMENT" shall mean the share purchase and transfer agreement between Mr. Tretter, Michael Scaife Gibson and Norbert Federa and Purchaser in connection with all shares in eSeSIX Information-Technology GmbH, an Austrian limited liability company.

         "BENEFIT PLANS" shall have the meaning as set forth in Section 5.12(e) hereof.

         "BUSINESS" shall have the meaning as set forth in Section A of the recitals.

         "CLAIM" shall have the meaning as set forth in Section 8.3 hereof.

         "CLAIM NOTICE" shall have the meaning as set forth in Section 8.3 hereof.

         "CLOSING" shall have the meaning as set forth in Section 1.3 hereof.

         "CLOSING CONDITIONS" shall have the meaning as set forth in Section 4.1 hereof.

         "CLOSING DATE" shall have the meaning as set forth in Section 3.1 hereof.

         "CLOSING PAYMENT" shall have the meaning as set forth in
Section 2.2 (a)(i) hereof.

         "CONTINGENT CONSIDERATION" shall have the meaning as set forth in
Section 2.2(b)(i) hereof.

         "CONTRACTS" shall mean all contracts, agreements (including, without limitation, employment and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals.

         "DACH" shall have the meaning as set forth in Section 2.2(b)(i) hereof.

         "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including consequential damages (Mangelfolgeschaden), reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article VIII hereof).

         "DISPUTED ITEMS" shall have the meaning as set forth in
Section 2.2(b)(vii) hereof.

         "DISPUTE NOTICE" shall have the meaning as set forth in
Section 2.2(b)(vii) hereof.

         "DISTRIBUTION AGREEMENT" shall mean the Distribution Agreement in the form attached hereto as EXHIBIT C.

         "EARN-OUT REVENUES" shall have the meaning as set forth in
Section 2.2(b)(i) hereof.

         "ESCROW ACCOUNT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW AGENT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW AGREEMENT" shall mean the form of escrow agreement attached hereto as EXHIBIT B.

         "ESCROW AMOUNT" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "ESCROW PERIOD" shall have the meaning as set forth in
Section 2.2(a)(ii) hereof.

         "EXCLUDED ASSETS" shall have the meaning as set forth in Section 1.5 hereof.

         "EXCLUDED PRODUCT" shall have the meaning as set forth in
Section 1.5(b) hereof.

         "FINANCIAL STATEMENTS" shall have the meaning as set forth in
Section 5.8(a) hereof.

         "GOVERNMENTAL ENTITY" shall mean any local, state, federal or foreign
(i) court, (ii) government, or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the taxing authorities.

         "ICC RULES" shall have the meaning as set forth in Section 9.5 hereof.

         "INTELLECTUAL PROPERTY" shall mean all patents, trademarks, logos, trade names, copyrights and mask works, and all registrations, applications and associated goodwill for each of the foregoing, and all computer software, computer programs, computer databases and related documentation and materials, data, domain names, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, customer and supplier data, pricing and cost information) and other intellectual property rights (in whatever form or medium), all of which are attributable to and/or used within the Business prior to Closing.

         "INVENTORY PURCHASE PRICE" shall have the meaning as set forth in
Section 2.1(iii) hereof.

         "KNOWLEDGE" shall mean (a) the actual knowledge of any of the executives of Seller, including but not limited to Mr. Tretter, Jorg Heske and Martin Niemer, and (b) the knowledge that any of such persons would be reasonably expected to have after making inquiry of those persons employed by such party who would reasonably be expected to have knowledge of the issue in question.

         "LEGAL REQUIREMENT" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or any award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

         "LICENSE AGREEMENT" shall mean the agreement attached hereto as EXHIBIT F.

         "LIEN" shall mean all liens, mortgages, assessments, security interests, easements, claims, pledges, trusts, options or other charges, encumbrances or restrictions.

         "MATERIAL" shall mean any event, change or effect that is (or could reasonably be expected to be) adverse to the Sold Assets or the Business or to Purchaser's and Affiliates' ability to continue to operate the Business as operated prior to the Closing, and having in the aggregate an adverse effect in an amount reasonable estimated by Purchaser to be liquidated at more than EUR 10,000.

         "MR. TRETTER" is Engelbert Tretter.

         "NEOWARE GERMANY" shall have the meaning as set forth in Section C of the recitals.

         "ORDINARY COURSE" shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

         "OWNED INTELLECTUAL PROPERTY" shall have the meaning as set forth in
Section 5.5 (a) hereof.

         "PARTY" shall mean each of Seller, Purchaser and Mr. Tretter.

         "PARTIES" shall mean Seller, Purchaser and Mr. Tretter together.

         "PERSON" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

         "PRE-CLOSING TAX PERIOD" shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

         "PROPRIETARY INFORMATION" shall mean the information created, transferred, recorded, or employed as part of, or otherwise resulting from the activities undertaken pursuant to the Agreement and any schedules and exhibits thereto, which constitutes the confidential, proprietary, or trade secret information of the disclosing Party or its Affiliates. Proprietary Information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory, or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications, or other proprietary information of the business or affairs of a Party or its Affiliates. Following the Closing, all Proprietary Information related the Business shall be considered Proprietary Information of Purchaser.

         "PURCHASER" shall mean Neoware Systems, Inc.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.1 hereof.

         "RETAINED BUSINESS" shall mean the business of Seller of distributing and selling network communication products but specifically excluding the sale of any stand-alone thin client hardware product, software product that converts a personal computer into a thin client, or a bundled thin client hardware and software product (with software meaning any management, operating system or terminal emulation software) and performing its obligations under the Distribution Agreement, the Transition Services and the Transitional Supply and Manufacturing Support Services Agreement.

         "RETAINED LIABILITIES" shall have the meaning as set forth in
Section 1.6 hereof.

         "SOLD ASSETS" shall have the meaning as set forth in Section B of the recitals.

         "SOLD INVENTORY" shall have the meaning as set forth in Section 1.1(g) hereof.

         "SOLD INTANGIBLE ASSETS" shall have the meaning as set forth in
Section 1.1(c) hereof.

         "SOLD TANGIBLE ASSETS" shall have the meaning as set forth in
Section 1.1(a) hereof.

         "TAX" shall mean (i) any net income, sales, use, value added, transfer, profits, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, occupation, premium, property tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability of Seller for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (iii) any liability of Seller for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on Seller or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person or entity.

         "TAX RETURN" shall mean any report, estimate, declaration of estimated or self-calculated Tax, information statement, form, and return relating to, or required to be filed in connection with, any Taxes, including, without limitation, any information return or report regarding backup withholdings and other payments to third parties or Governmental Authorities.

         "TERRITORY" shall have the meaning as set forth in Section 2.2(b)(i) hereof.

         "TRANSFERRED EMPLOYEES" shall have the meaning as defined in
Section 5.12 hereof.

         "TRANSITIONAL SERVICES" shall have the meaning as set forth in
Section 7.11(a) hereof.

         "TRANSITIONAL SUPPLY AND MANUFACTURING SUPPORT SERVICES AGREEMENT" shall mean the agreement in the form attached hereto as EXHIBIT E.

         "THIRD-PARTY CLAIM" shall have the meaning set forth in Section 8.3 hereof.

         "WARRANTIES" shall have the meaning as set forth in Section 1.2 hereof.

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                    EXHIBIT C

                             DISTRIBUTION AGREEMENT

                                    EXHIBIT D

                              TRANSITIONAL SERVICES


Transitional Services to be provided by Seller shall include the following:

1. Provide all documentation of products of the Business acquired including but not limited to:

         o All engineering, manufacturing, tech support and customer databases related to documentation, procedures, RMA, customer, engineering problem reports, etc. including access in electronic and hard copy format.

         o All documentation for software production environment. Provide pre-installed development environment (hardware and software) including any build automation or scripts, such that Neoware can reproduce any production image exactly by following Thintunes's current release procedures. All software images should be in a single library with clearly designated finished goods part numbers.

         o Provide any software enhancements that have been provided to any vendor that are to be installed at time of manufacture. Documentation must describe exactly how to reproduce and/or modify the custom image.

         o All manufacturing, packaging, process, and testing documentation (as well as instructions), and any owned tooling.

2. Provide all hardware and equipment dedicated to design, manufacture and testing of thin client products.

3. Provide (two of each) complete thin client system sufficient to continue development and testing of thin client products. Include ability to build the final images from source code of all shipping products including, but not limited to, source code, management tools, build procedures and scripts, and build computers.

4. Provide complete software test procedures used to validate software prior to release, including test scripts and manual test plans. Also provide documented results, including exceptions and anomalies, of testing all software currently in production.

5. Provide all vendor introductions and facilitate meetings.

6. Provide customer introductions and facilitate meetings.

7. Provide required training to Neoware operations, support, and development teams on building and maintaining thin client S/W (including management system), and the building, servicing and supporting of Thintune products.

8. Provide any other support including access to employees, documentation, third party providers, etc. necessary to understand all technology, product, customers, etc. acquired or licensed as part of the transaction.

9. Provide list of all finished goods part numbers for price and cost lists. Cost list must be rolled up to the finished goods part numbers as placed on customer PO's.

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10. Provide list of all inventory as of date of close, any costs due for remaining inventory and a weekly inventory reporting update of quantities.

11. Provide as of closing date backlog list with Customer PO#, name of products sold, and applicable price.

12. For each finished goods part number will need complete sets of all current manufacturing bills of material with both Thintune and manufacturing part numbers. Will also require manufacturing procedures and approved vendor lists for all components purchased.

13. Provide a list of all manufacturing equipment used in the production process, as well as all ODM's, subcontractors, outsource providers etc. Need to understand what services are being provided, if any, by such entities.

14. Transfer all computer systems used in the Thintune operation (manufacturing, development, tech support, sales, etc.) today.





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                                    EXHIBIT E

        TRANSITIONAL SUPPLY AND MANUFACTURING SUPPORT SERVICES AGREEMENT


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                                    EXHIBIT F

                                LICENSE AGREEMENT











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